EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal 2019 Results

Declares Quarterly Cash Dividend of $0.13 Per Share

HUNTINGTON BEACH, Calif., Feb. 20, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its 2019 fourth quarter and fiscal year that ended Tuesday, December 31, 2019.

Fourth Quarter 2019 Highlights Compared to Fourth Quarter 2018

  Total revenues grew 3.8% to $291.1 million
  Total restaurant operating weeks increased approximately 3.0%
  Comparable restaurant sales increased 0.4%
  Net income of $14.5 million compared to $10.7 million
  -- Fourth quarter 2019 net income benefited from a $4.7 million pre-tax gain related to two sale-leaseback transactions, partially offset by a $0.6 million pre-tax expense related to the adoption of ASU 2016-02 on January 2, 2019, regarding lease accounting.
  Diluted net income per share of $0.75 compared to $0.49
  -- Fourth quarter 2019 diluted net income per share benefited from a $0.21 net gain related to the adoption of ASU 2016-02 on January 2, 2019, which impacted the accounting for leases and sale-leaseback transactions.

Fiscal 2019 Highlights Compared to Fiscal 2018

  Total revenues grew 4.0% to $1.2 billion
  Total restaurant operating weeks increased approximately 2.8%
  Comparable restaurant sales increased 1.1%
  Net income of $45.2 million compared to $50.8 million
  -- Fiscal 2019 net income benefited from a $4.7 million pre-tax gain related to two sale-leaseback transactions, partially offset by a $2.3 million pre-tax expense related to the adoption of ASU 2016-02 on January 2, 2019, regarding lease accounting.
  -- Fiscal 2018 net income includes a $3.9 million excess tax benefit from equity awards
  Diluted net income per share of $2.20 compared to $2.35
  -- Fiscal 2019 diluted net income per share benefited from a $0.12 net gain related to the adoption of ASU 2016-02 on January 2, 2019, which impacted the accounting for leases and sale-leaseback transactions.
  -- Fiscal 2018 diluted net income per share includes an $0.18 excess tax benefit from equity awards

“The strength of the BJ’s concept and brand, our innovative sales driving and productivity initiatives, and the daily commitment of our team members drove another quarter and full year of positive comparable restaurant sales, despite the strong prior-year comparable restaurant sales results,” commented Greg Trojan, Chief Executive Officer. “Our recently re-launched catering menu and offerings, the addition of tri-tip sirloin to our slow roast platform, the introduction of our $6 take home entrees and the roll out of our Gold Standard Kitchen Systems continue to improve the guest experience and affinity towards our brand and collectively contributed to BJ’s ability to further build market share in the casual dining industry. Our 23,000 team members put guest service and hospitality at the center of everything they do and their dedication continues to differentiate BJ’s as we further elevate our dining experience, grow our restaurant base and pursue a range of initiatives to enhance shareholder value. With great teams in place, our long-term record of successful sales building and efficiency initiatives, the growth of new sales channels, including delivery, take-out and catering, and the opportunity to significantly expand BJ’s nationally, we remain confident that the foundation we have built will deliver near- and long-term growth.”

In the fourth quarter of fiscal 2019, BJ’s opened a new restaurant in Tulsa, Oklahoma and Lakewood, Colorado. The Company also closed one of its original, smaller format BJ’s Pizza & Grill® restaurants in Balboa, California following the expiration of its lease. In fiscal 2019, BJ’s achieved its goal of opening seven new restaurants and the Company plans to open eight to ten restaurants in 2020, with the first new restaurant scheduled to open next week in North Attleboro, Massachusetts, the first BJ’s in the state. “While 2020 will mark an acceleration in the pace of our restaurant openings, we continue to prioritize a balanced approach to new restaurant growth, with new restaurant quality and hospitality taking precedence over new restaurant quantity, a discipline that has served BJ’s, our guests and shareholders well. This approach has provided the financial flexibility to allocate our strong cash flows to new restaurant growth, sales and productivity initiatives, share repurchases and dividends to enhance shareholder value,” concluded Trojan.

During the fourth quarter of 2019, the Company repurchased and retired approximately 0.3 million shares of its common stock at a cost of approximately $10.3 million. Since the Company’s first share repurchase authorization was approved in April 2014, BJ’s has repurchased and retired approximately 11.8 million shares at a cost of approximately $460.5 million. The Company has approximately $39.5 million available under its currently authorized share repurchase program.

The Company’s Board of Directors declared a cash dividend of $0.13 per share of common stock, payable on March 24, 2020, to shareholders of record at the close of business on March 10, 2020. While the Company intends to pay quarterly cash dividends for the foreseeable future, dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2019 earnings release today, February 20, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu with over 140 offerings has something for everyone: slow-roasted entrees like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 208 casual dining restaurants. All restaurants offer dine-in, take-out, delivery and large party catering. BJ’s restaurants are located in 28 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (vii) factors that impact California, Texas and Florida, where a substantial number of  our restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, (xxi) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2019 (unaudited)		January 1, 2019 (unaudited)		December 31, 2019 (unaudited)		January 1, 2019
Revenues	$291,067	100.0%	$280,523	100.0%	$1,161,450	100.0%	$1,116,948	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	73,270	25.2	71,356	25.4	295,009	25.4	281,953	25.2
Labor and benefits	105,984	36.4	99,265	35.4	424,370	36.5	400,745	35.9
Occupancy and operating	65,378	22.5	61,768	22.0	256,383	22.1	239,446	21.4
General and administrative	15,387	5.3	14,806	5.3	62,540	5.4	60,449	5.4
Depreciation and amortization	18,362	6.3	17,679	6.3	72,006	6.2	70,439	6.3
Restaurant opening	864	0.3	463	0.2	2,892	0.2	2,298	0.2
Loss on disposal of assets	244	0.1	999	0.4	3,862	0.3	4,048	0.4
Gain on lease transactions	(4,731)	(1.6)	-	-	(4,731)	(0.4)	-	-
Total costs and expenses	274,758	94.4	266,336	94.9	1,112,331	95.8	1,059,378	94.8
Income from operations	16,309	5.6	14,187	5.1	49,119	4.2	57,570	5.2

Other income (expense):
Interest expense, net	(1,303)	(0.4)	(1,012)	(0.4)	(4,613)	(0.4)	(4,838)	(0.4)
Other income (expense), net	425	0.1	(955)	(0.3)	1,788	0.2	(735)	(0.1)
Total other expense	(878)	(0.3)	(1,967)	(0.7)	(2,825)	(0.2)	(5,573)	(0.5)
Income before income taxes	15,431	5.3	12,220	4.4	46,294	4.0	51,997	4.7

Income tax expense	920	0.3	1,535	0.5	1,056	0.1	1,187	0.1

Net income	$14,511	5.0%	$10,685	3.8%	$45,238	3.9%	$50,810	4.5%

Net income per share:
Basic	$0.76		$0.50		$2.23		$2.42
Diluted	$0.75		$0.49		$2.20		$2.35

Weighted average number of shares outstanding:
Basic	19,203		21,247		20,285		20,958
Diluted	19,473		21,791		20,592		21,584

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	December 31, 2019 (unaudited)	January 1, 2019
Cash and cash equivalents	$22,394	$29,224
Total assets (1)	$1,072,084	$695,107
Total debt	$143,000	$95,000
Shareholders’ equity	$290,287	$309,221
(1) Total assets includes $383.4 million of lease right of use assets, as of December 31, 2019, related to the adoption of ASU 2016-02.

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2019		January 1, 2019		December 31, 2019		January 1, 2019
Stock-based compensation (1)
Labor and benefits	$ 673	0.2%	$ 554	0.2%	$ 2,372	0.2%	$ 2,253	0.2%
General and administrative	1,705	0.6	1,444	0.5	6,546	0.6	6,003	0.5
Total stock-based compensation	$ 2,378	0.8%	$ 1,998	0.7%	$ 8,918	0.8%	$ 8,256	0.7%

Operating Data
Comparable restaurant sales % change	0.4%		4.5%		1.1%		5.3%
Restaurants opened during period	2		1		7		5
Restaurants open at period-end	208		202		208		202
Restaurant operating weeks	2,698		2,619		10,656		10,370

(1) Percentages represent percent of total revenues.

Note Regarding Non-GAAP Financial Measures

The Company is reporting below certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company's results of operations in conjunction with corresponding GAAP measures.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure includes only the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income from operations to restaurant level operating margin for the fourth quarter and fiscal year ended December 31, 2019 and January 1, 2019 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2019		January 1, 2019		December 31, 2019		January 1, 2019
Income from operations	$16,309	5.6%	$14,187	5.1%	$49,119	4.2%	$57,570	5.2%
General and administrative	15,387	5.3	14,806	5.3	62,540	5.4	60,449	5.4
Depreciation and amortization	18,362	6.3	17,679	6.3	72,006	6.2	70,439	6.3
Restaurant opening	864	0.3	463	0.2	2,892	0.2	2,298	0.2
Loss on disposal of assets	244	0.1	999	0.4	3,862	0.3	4,048	0.4
Gain on lease transactions	(4,731)	(1.6)	-	-	(4,731)	(0.4)	-	-
Restaurant level operating margin	$46,435	16.0%	$48,134	17.2%	$185,688	16.0%	$194,804	17.4%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income, interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, other (income) expense, loss on disposal of assets and gain on lease transactions detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2019		January 1, 2019		December 31, 2019		January 1, 2019
Net income	$14,511	5.0%	$10,685	3.8%	$45,238	3.9%	$50,810	4.5%
Interest expense, net	1,303	0.4	1,012	0.4	4,613	0.4	4,838	0.4
Income tax expense	920	0.3	1,535	0.5	1,056	0.1	1,187	0.1
Depreciation and amortization	18,362	6.3	17,679	6.3	72,006	6.2	70,439	6.3
Stock-based compensation expense	2,378	0.8	1,998	0.7	8,918	0.8	8,256	0.7
Other (income) expense, net	(425)	(0.1)	955	0.3	(1,788)	(0.2)	735	0.1
Loss on disposal of assets	244	0.1	999	0.4	3,862	0.3	4,048	0.4
Gain on lease transactions	(4,731)	(1.6)	-	-	(4,731)	(0.4)	-	-
Adjusted EBITDA	$32,562	11.2%	$34,863	12.4%	$129,174	11.1%	$140,313	12.6%

ASU 2016-02 Reconciliation

The following table illustrates the impact from the adoption of ASU 2016-02 on our results for the fourth quarter and fiscal year ended December 31, 2019. The Company believes the non-GAAP financial measure and reconciliation below provides analysts and others in the investment community a way to analyze and compare the Company’s results to prior period results in which ASU 2016-02 was not applied.

BJ’s Restaurants, Inc.
Supplemental Financial Information – ASU 2016-02, Leases, Reconciliation
(Dollars in thousands except for per share data)

	Fourth Quarter Ended
	December 31, 2019				January 1. 2019
	New Standard	Total Adjustments		Previous Standard	Previous Standard
Revenues	$291,067	$-		$291,067	$280,523
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	73,270	97	(1)	73,367	71,356
Labor and benefits	105,984	-		105,984	99,265
Occupancy and operating	65,378	(715)	(2)	64,663	61,768
General and administrative	15,387	-		15,387	14,806
Depreciation and amortization	18,362	-		18,362	17,679
Restaurant opening	864	-		864	463
Loss on disposal of assets	244	-		244	999
Gain on lease transactions	(4,731)	4,731	(3)	-	-
Total costs and expenses	274,758	4,113		278,871	266,336
Income from operations	16,309	(4,113)		12,196	14,187

Other income (expense):
Interest expense, net	(1,303)	-		(1,303)	(1,012)
Other income (expense), net	425	-		425	(955)
Total other expense	(878)	-		(878)	(1,967)
Income before income taxes	15,431	(4,113)		11,318	12,220

Income tax expense	920	-		920	1,535

Net income	$14,511	$(4,113)		$10,398	$10,685

Net income per share:
Basic	$0.76	$0.21		$0.54	$0.50
Diluted	$0.75	$0.21		$0.53	$0.49
Weighted average number of shares outstanding:
Basic	19,203	19,203		19,203	21,247
Diluted	19,473	19,473		19,473	21,791

(1) Prior to the adoption of ASU 2016-02, this amount was recorded as “Cost of sales” expenses. Amount represents the cost for embedded equipment leases within contracts for food products, which is now required to be allocated to the lease and non-lease components and recorded as “Occupancy and operating” expenses.
(2) Amount primarily represents the amortization of deferred sales-leaseback gain coupled with the embedded lease consideration noted in footnote (1). Prior to the adoption of ASU 2016-02, sales-leaseback gains were deferred and amortized over the life of the lease as a credit to “Occupancy and operating” expenses.
(3) Prior to the adoption of ASU 2016-02, gains on sale-leaseback transactions were amortized over the life of the lease and recorded as a credit against rent expense.

BJ’s Restaurants, Inc.
Supplemental Financial Information – ASU 2016-02, Leases, Reconciliation
(Dollars in thousands except for per share data)

	Fiscal Year Ended
	December 31, 2019				January 1, 2019
	New Standard	Total Adjustments		Previous Standard	Previous Standard
Revenues	$1,161,450	$-		$1,161,450	$1,116,948
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	295,009	381	(1)	295,390	281,953
Labor and benefits	424,370	-		424,370	400,745
Occupancy and operating	256,383	(2,652)	(2)	253,731	239,446
General and administrative	62,540	-		62,540	60,449
Depreciation and amortization	72,006	-		72,006	70,439
Restaurant opening	2,892	-		2,892	2,298
Loss on disposal of assets	3,862	-		3,862	4,048
Gain on lease transactions	(4,731)	4,731	(3)	-	-
Total costs and expenses	1,112,331	2,460		1,114,791	1,059,378
Income from operations	49,119	(2,460)		46,659	57,570

Other income (expense):
Interest expense, net	(4,613)	-		(4,613)	(4,838)
Other income (expense), net	1,788	-		1,788	(735)
Total other expense	(2,825)	-		(2,825)	(5,573)
Income before income taxes	46,294	(2,460)		43,834	51,997

Income tax expense	1,056	-		1,056	1,187

Net income	$45,238	$(2,460)		$42,778	$50,810

Net income per share:
Basic	$2.23	$0.12		$2.11	$2.42
Diluted	$2.20	$0.12		$2.08	$2.35
Weighted average number of shares outstanding:
Basic	20,285	20,285		20,285	20,958
Diluted	20,592	20,592		20,592	21,584

(1) Prior to the adoption of ASU 2016-02, this amount was recorded as “Cost of sales” expenses. Amount represents the cost for embedded equipment leases within contracts for food products, which is now required to be allocated to the lease and non-lease components and recorded as “Occupancy and operating” expenses.
(2) Amount primarily represents the amortization of deferred sales-leaseback gain coupled with the embedded lease consideration noted in footnote (1). Prior to the adoption of ASU 2016-02, sales-leaseback gains were deferred and amortized over the life of the lease as a credit to “Occupancy and operating” expenses.
(3) Prior to the adoption of ASU 2016-02, gains on sale-leaseback transactions were amortized over the life of the lease and recorded as a credit against rent expense.